Exhibit 99.1

Nova LifeStyle Signs Share Transfer Agreement to Sell its
China-Based Subsidiaries to Kuka Design Limited for
an Aggregate Purchase Price of $8.5 Million
Company to Focus on Growing Distribution and e-Commerce Business
LOS ANGELES, September 29, 2016 -- Nova LifeStyle, Inc. (NASDAQ: NVFY) (“Nova LifeStyle” or the “Company”), a U.S.-based, leading innovative designer, manufacturer and distributor of modern life style furniture, today announced it has signed a Share Transfer Agreement (“Agreement”) with Kuka Design Limited, a company incorporated in BVI (“Kuka BVI”) to sell NOVA BVI and its subsidiaries, which consists of the Company’s manufacturing operations in mainland China (the “Transaction”).  With the slow-down of the Chinese economy and a significant increase in labor and other costs for manufacturing facilities in China, the Company decided to sell NOVA BVI, allowing the Company to transition to a “light-asset” business model with greater flexibility and scalability while also focusing its operations on designing, developing, branding, marketing and distributing furniture products in North America, Asia and around the world.

Highlights of the Proposed Agreement
•	Purchase price of $8,500,000
•	Upon closing, the Company will no longer own NOVA BVI or its subsidiaries based in mainland China.
•	Closing is expected by October 30, 2016 and is contingent on certain customary closing conditions.

Benefits of Transaction for Kuka and Nova LifeStyle
•
The Company will utilize the proceeds to continue to expand its marketing, distribution and e-commerce channels in North America, Asia, Europe and other new markets and for general working capital purposes.

•	Nova LifeStyle can focus its production capabilities on designing, developing, branding, marketing and distributing furniture products and improving profit margins.

Management Commentary
Jeffrey Wong, Chief Executive Officer of Nova LifeStyle, stated, "We are pleased to have reached an agreement at a fair valuation for our China-based business, and believe that Kuka Design BVI is the right partner to further grow the business through expanding its production capabilities in China.  We feel this is truly a win-win for both Kuka Design BVI and Nova LifeStyle, as this transaction will allow our Company to focus its entire attention on designing, developing, branding, marketing and distribution of furniture products and the fast growing e-commerce market.  We believe that this transaction will enhance the value of our shareholder’s holdings in the Company.  We intend for the transaction process to continue over the next month and will keep investors apprised of our progress.”

Nova LifeStyle, Inc. September 29, 2016	Page 2

Transaction Details
Under the Agreement, Kuka Design BVI will purchase from the Company all of the issued and outstanding shares of NOVA BVI and the subsidiaries owned by NOVA BVI - Nova Furniture (Dongguan) Co., Ltd., Nova Dongguan Chinese Style Furniture Museum and Dongguan Ding Nuo Household Products Co., Ltd., which include all their assets and liabilities, for $8,500,000.

As a part of the transaction, the Company made certain restructuring prior to the execution of the Agreement: 1) the Company incorporated a new direct wholly owned subsidiary Nova Samoa; 2) the Company transferred another direct wholly owned subsidiary NOVA BVI to NOVA Samoa and NOVA BVI becomes a direct wholly owned subsidiary of Nova Samoa and an indirect wholly owned subsidiary of the Company; and 3) NOVA BVI transferred its wholly owned subsidiary Nova Furniture Macao Commercial Offshore Limited (“Nova Macao”) to the Company and Nova Macao becomes a direct wholly owned the subsidiary of the Company.  Nova Samoa, NOVA BVI and Nova Macao are direct or indirect wholly owned subsidiaries of the Company before the consummation of the Transaction.

The Transaction is expected to be consummated (the “Closing”) after the fulfillment of certain customary closing conditions by October 30, 2016, as described herein and in the Agreement.

Additional Details Surrounding the Transaction
The Company has included additional details surrounding this transaction in its Form 8-K filing with the Securities and Exchange Commission.

About Nova LifeStyle
Nova LifeStyle, Inc., a NASDAQ Global Markets Exchange listed company headquartered in California, is a fast growing, innovative designer, manufacturer and distributor of modern LifeStyle furniture; primarily sofas, dining rooms, cabinets, office furniture and related components, bedrooms, and various accessories in matching collections. Nova's products are made in the US, Europe, and Asia and include LifeStyle brands such as Diamond Sofa, Colorful World, Giorgio Mobili, Nova QwiK, and Bright Swallow International. Nova's products feature urban contemporary styles that integrate comfort and functionality incorporating upscale luxury designs appealing to LifeStyle-conscious middle and upper middle-income consumers in the U.S., China, Europe, and elsewhere in the world. To learn more about Nova LifeStyle, Inc., please visit our website at www.NovaLifeStyle.com

Safe Harbor Statement
All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the Company's expectations. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Nova's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Nova's filings with the Securities and Exchange Commission.

Company Contact:
INVESTOR RELATIONS:
The Equity Group Inc.
In U.S.
Adam Prior, Senior Vice President
+1 (212) 836-9606
aprior@equityny.com

Nova LifeStyle, Inc. September 29, 2016	Page 3

In China
Katherine Yao, Senior Associate
+86-10-6587-6435
kyao@equityny.com